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                                                                    Exhibit 99.1

[LOGO of Antares Pharma, Inc.]

Contact Information
Dr. Roger Harrison        CEO and President                       (610) 458-6200
Lawrence M. Christian     CFO and Vice President - Finance        (610) 458-6200
Jay M. Green              Managing Director, Duncan Capital       (212) 581-5150

     ANTARES PHARMA ANNOUNCES A SECOND $2.0 MILLION PRIVATE EQUITY PLACEMENT

Exton, Pennsylvania - July 22, 2003 - Antares Pharma, Inc. (OTCBB: ANTR) today announced that it has completed the second tranche of a planned $4.0 million private placement of common equity. The second tranche of $2.0 million was under the same terms as the equity placement announced on July 9, 2003, and was also priced at the $1.00 value of Antares Pharma's shares as of the close of business on July 3, 2003. The participants in this tranche of the financing include SCO Capital Partners LLC, North Sound Legacy Funds, and Vertical Ventures Investments LLC. SCO Securities LLC acted as the placement agent.

     Lawrence Christian, Chief Financial Officer of Antares Pharma, said, "This equity placement provides further working capital needed to support our ongoing operations and to secure additional technology license agreements. After the completion of this sale of equity, we estimate our cash position, when combined with our plans to further reduce our monthly cash burn, will provide operating capital well into 2004."

About Antares Pharma

     Antares Pharma develops pharmaceutical delivery systems, including needle-free and mini-needle injector systems and transdermal gel technologies. These delivery systems are designed to improve both the efficiency of drug therapies and the patient's quality of life. The Company currently distributes its needle-free injector systems in more than 20 countries. In addition, Antares Pharma conducts research and development with transdermal gel products and currently has several products in clinical evaluation with partners in the US and Europe. The Company is also conducting ongoing research to create new products that combine various elements of the Company's technology portfolio. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with manufacturing and research facilities in Minneapolis, Minnesota, and research facilities in Basel, Switzerland.

     Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company's reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, visit Antares Pharma's web site at www.antarespharma.com.
  Information included on the Company's website is not incorporated herein by reference or otherwise.

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